Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Monday, December 6, 2004	TRADED: Nasdaq

DEVCON SIGNS DEBT SATISFACTION AGREEMENT WITH GOVERNMENT OF ANTIGUA;

PROVIDES FOR $11.5 MILLION CASH AND OTHER CONSIDERATIONS

DEERFIELD BEACH, Fla., Dec. 6—Devcon International Corp. announced today that it has entered into a comprehensive debt satisfaction agreement with the government of Antigua and Barbuda, which will settle Devcon’s remaining receivable for road and harbor work done in prior years, as well as all outstanding tax assessments and grant other relief from taxes and duties.

Devcon Chairman and CEO Donald L. Smith said, “As a result of this satisfaction agreement and in exchange for the cancellation of outstanding debt owed to the company by the government, the company will receive $11.5 million in cash, a commitment for an additional $937,000 cash over the next few months, a $7.5 million credit toward future withholding taxes, plus remittance of all taxes and duties incurred through December 31, 2004.”

Mr. Smith said, “We are pleased to successfully conclude these important negotiations on terms that are both reasonable to the island government and fair to Devcon. Upon receipt of the payment which we expect to receive today, the company’s financial position will be significantly improved. This will help support our construction division as well as the current expansion of our security services and utilities divisions.”

At the time of the aforementioned satisfaction agreement, the Company, after application of reserves and tax accruals, had a net recorded receivable of $5.7 million although the principal and accrued interest of the debt owed by the government to the Company was approximately $29 million. As a result, the Company will recognize a net gain of an undetermined amount from this transaction and is working to determine the amount of the gain and the accounting treatment for the settlement.

ABOUT DEVCON

Devcon has three operating divisions and an operating joint venture. The new Security Services Division provides electronic security services to commercial and residential customers in selected Florida markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the

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U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

This news release contains forward-looking statements related to future growth and opportunities. Actual results may differ as a result of factors over which the company has no control including hurricanes, the strength of the economy, slower than anticipated sales growth, price and product competition, and increases in raw materials costs. Additional information that could affect the company’s financial results is included in regular reports to the Securities and Exchange Commission.

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FOR MORE INFORMATION:	Stephen J. Ruzika, President
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com